exhibit l.4

January 15, 2016

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:	Nuveen Municipal 2021 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen Municipal 2021 Target Term Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion, filed with Pre-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-2 on January 14, 2016.

In giving this consent we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP